EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 98 to Registration Statement No. 33-1657 on Form N-1A of our reports, each dated July 16, 2014, relating to the financial statements and financial highlights of MFS Absolute Return Fund and MFS International Diversification Fund appearing in the Annual Reports on Form N-CSR of MFS Series Trust X for the year ended May 31, 2014, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
September 24, 2014